As filed with the Securities and Exchange Commission on November 3, 2010                                                           File No: 333-169860

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FlatWorld Acquisition Corp.

(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Palm Grove House

 Road Town

Tortola VG1110

British Virgin Islands

Tel: +1 (284) 545 6127

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey A. Valenty

c/o Ellenoff Grossman & Schole LLP

150 East 42nd Street, 11th Floor

New York, New York 10017

Tel: (212) 370-1300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, New York 10017 Tel: (212) 370-1300 Fax: (212) 370-7889	José Santos, Esq. Forbes Hare Palm Grove House PO Box 4649 Road Town Tortola VG1110 British Virgin Islands Tel: +1 (284) 494 1890 Fax: +1 (284) 494 1316	Mitchell S. Nussbaum, Esq. Giovanni Caruso, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000 Fax: (212) 407-4990

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Units, each consisting of one ordinary share, no par value, and one Warrant (2)	4,025,000	$10.00	$40,250,000	$2,869.83
Ordinary shares included as part of the Units (2)	4,025,000	—	—		(3)
Warrants included as part of the Units (2)	4,025,000	—	—		(3)
Ordinary shares underlying the Warrants included in the Units (2)(4)	4,025,000	$11.00	$44,275,000	$3,156.81
Underwriters’ unit purchase option	1-Option	$100.00	$100.00		(3)
Ordinary shares included as part of the underwriters’ unit purchase option	140,000	$12.50	$1,750,000	$124.78
Warrants included as part of the underwriters’ unit purchase option	140,000	—	—		(3)
Ordinary shares underlying the Warrants included in the underwriters’ unit purchase option	140,000	$11.00	$1,540,000	$109.81
Total			$87,815,100	$6,261.23	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)

Includes 525,000 units, 525,000 ordinary shares and 525,000 warrants underlying such units, which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).
(4)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)	Previously paid.

 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 2 to the Registration Statement on Form F-1 of FlatWorld Acquisition Corp. (Commission File No. 333-169860) is to amend and restate Exhibits 5.1 and 5.2. No other changes have been made to the Registration Statement on Form F-1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7.    Recent Sales of Unregistered Securities.

During the past three years, we sold the following ordinary shares without registration under the Securities Act:

Shareholders	Number of Shares
FWAC Holdings Limited	1,006,250
Total	1,006,250

On July 9, 2010, we issued 1,078,125 ordinary shares to our sponsor, and on October 8, 2010, we effected a share combination of our issued and outstanding ordinary shares, with each ordinary share being combined into 0.933333 ordinary shares.  As a result, our sponsor (and sole shareholder) was left with 1,006,250 ordinary shares.  Such ordinary shares were issued to our sponsor in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to an “accredited investor” as defined in Rule 501(a) of the Securities Act.  The ordinary shares issued to our sponsor were sold for an aggregate offering price of $25,000. No underwriting discounts or commissions were paid with respect to such sales. Of these securities, up to 131,250 ordinary shares are subject to forfeiture in the event that the underwriters’ over-allotment option is not exercised, in full.

 On or before the date of the prospectus accompanying this registration statement, our sponsor will purchase an aggregate of 3,000,000 insider warrants from the registrant. These warrants will be issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they will be sold to an “accredited investor” as defined in Rule 501(a) of the Securities Act.

In addition, if we increase the size of the offering pursuant to Rule 462(b) under the Securities Act, we may effect a share dividend immediately prior to the consummation of the offering in such amount as to maintain our sponsor’s collective ownership at 20% of our issued and outstanding ordinary shares upon consummation of the offering. If we decrease the size of the offering we will effect a reverse split of our ordinary shares immediately prior to the consummation of the offering in such amount as to maintain our sponsor’s collective ownership at 20% of our issued and outstanding ordinary shares upon the date of this prospectus, in each case without giving effect to the sale of warrants to our sponsor as described above. Any such increased number of shares will be subject to forfeiture in the event that the underwriter’s over-allotment option is not exercised, in full. Any such decreased number of shares will be forfeited, with the remainder subject to forfeiture in the event that the underwriter’s over-allotment option is not exercised in full.

Item 8.  Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description

1.1	Form of Underwriting Agreement**
3.1	Memorandum and articles of association**
3.2	Form of amended and restated memorandum and articles of association**
4.1	Specimen Unit Certificate**
4.2	Specimen Ordinary Share Certificate**
4.3	Specimen Warrant Certificate**
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant**
4.5	Form of Unit Purchase Option to be granted to the underwriters**
5.1	Form of Opinion of Forbes Hare
5.2	Form of Opinion of Ellenoff Grossman & Schole LLP
8.1	Form of Tax Opinion of Ellenoff Grossman & Schole LLP**
10.1	Form of Investment Management Trust Account Agreement between Continental Stock Transfer & Trust Company and the Registrant**
10.2	Form of Registration Rights Agreement among the Registrant and FWAC Holdings Limited**
10.3	Form of Letter Agreement by and between the Registrant and each of the directors and officers of the Registrant**
10.4	Form of Letter Agreement by and between the Registrant and FWAC Holdings Limited**
10.5	Administrative Services Agreement between the Registrant and FWC Management Services Ltd**
10.6	Securities Purchase Agreement dated July 9, 2010 between the Registrant and FWAC Holdings Limited**
10.7	Promissory Note, dated July 9, 2010, issued to FWAC Holdings Limited in the amount of $125,000**
10.8	Insider Warrants Subscription Agreement between the Registrant and FWAC Holdings Limited**
10.9	Form of Right of First Refusal Agreement by and between the Registrant and FlatWorld Capital LLC**
10.10	Form of Indemnification Agreement by and between the Registrant and each of the directors and officers of the Registrant**
10.11	Amendment No. 1 to the Insider Warrants Subscription Agreement between the Registrant and FWAC Holdings Limited**
10.12	Amendment No. 1 to the Securities Purchase Agreement between the Registrant and FWAC Holdings Limited**
14.1	Code of Business and Ethics**
23.1	Consent of Rothstein Kass & Company**
23.2	Consent of Forbes Hare (included in Exhibit 5.1)**
23.3	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.2)**

** Previously filed.

Item 9.  Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.

If the registrant is relying on Rule 430B:

A.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)

The undersigned hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to Item 512(a)(4) of Regulation S-K and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(e)

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form F-1and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the British Virgin Islands, on this 3rd day of November, 2010.

FLATWORLD ACQUISITION CORP.

By:  /s/ Raj K. Gupta

        Name:  Raj K. Gupta

        Title:  Chief Executive Officer

(principal executive officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Raj K. Gupta Raj K. Gupta	Chief Executive Officer (principal executive officer), Secretary and Director	November 3, 2010
/s/ Jeffrey A. Valenty Jeffrey A. Valenty	President, Office of the Chief Executive, Chief Financial Officer (principal acounting officer), Treasurer and Director	November 3, 2010
/s/ Gilbert H. Lamphere* Gilbert H. Lamphere	Chairman of the Board of Directors and Office of the Chief Executive	November 3, 2010
/s/ Shri Krishan Gupta* Shri Krishan Gupta	Assistant Secretary and Director	November 3, 2010

Authorized Representative in the United States:

	By:	/s/ Jeffrey A. Valenty Name: Jeffrey A. Valenty Title: President, Office of the Chief Executive, Chief Financial Officer, Treasurer and Director Date: November 3, 2010

*	By:	/s/ Raj K. Gupta Name: Raj K. Gupta Attorney-in-Fact